UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2011

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
 (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

860.226.6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

In connection with the acquisition of HealthSpring, Inc., Company officials expect to participate in meetings and discussions with investors and analysts.   During these meetings, Company officials expect to discuss consolidated adjusted income from operations estimates for full year 2011, which the Company now expects to be in the range of $1.385 billion to $1.445 billion, or $5.05 to $5.30 per share.  The revised full year 2011 outlook represents an increase in consolidated adjusted income from operations of $10 million to $30 million and a corresponding increase of $0.05 to $0.10 in earnings per share, reflecting continued strong earnings from each of the Company’s ongoing businesses, particularly in Health Care.  The full year 2011 outlook excludes any impact from the acquisition of HealthSpring, Inc.

Included in the full year 2011 outlook are the third quarter 2011 results, which were strong for the Company’s ongoing business operations, reflecting continued effective execution of Cigna’s focused business strategy.  Consolidated revenues in the third quarter 2011 increased approximately 6.5% over the same period last year.  Adjusted income from operations increased for the third quarter 2011 versus the same quarter last year at a rate that slightly outpaced the growth in revenue and reflects earnings growth from each of the Company's ongoing businesses.

This increased outlook for 2011 includes a loss of $45 million after-tax, or $0.16 per share, recorded in the third quarter of 2011 related to the Company’s Guaranteed Minimum Death Benefits (also known as “VADBe”) book of business.  The full year 2011 outlook also assumes break-even results for VADBe for the fourth quarter of 2011.  Excluded from the full year 2011 outlook for adjusted income from operations, but included in full-year 2011 shareholders’ net income will be a loss of $134 million after-tax, or $0.48 per share, recorded in the third quarter of 2011, related to the Company’s Guaranteed Minimum Income Benefits (also known as “GMIB”) book of business.  These losses primarily reflect low interest rates and the sustained equity market volatility during the third quarter of 2011.  The Company will release its third quarter 2011 financial results on October 28, 2011.

In addition, effective January 1, 2012, Cigna is required to adopt new guidance for the accounting of costs related to the acquisition or renewal of insurance contracts.  This accounting change, which primarily affects our International business, reduces the types of acquisition costs that were previously capitalized and amortized over the estimated life of these contracts.  This change has no impact on the economics of our business, including revenues, cash flows, lifetime profitability of these contracts or the Company’s statutory capital position.  Cigna will adopt this accounting change in the first quarter of 2012 through retrospective adjustment of prior periods, by recording a one-time non-cash reduction in shareholders’ equity of approximately $250 million to $300 million.  The estimated impact of this new accounting rule is a reduction in earnings of approximately $60 million to $70 million after-tax, or $0.20 to $0.25 per share, for full year 2011, on a retrospectively adjusted basis and a comparable amount in 2012.  Because it will not take effect until January 1, 2012, this accounting change is not reflected in the 2011 guidance discussed in the first paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: October 24, 2011	By:	/s/ Ralph J. Nicoletti
Ralph J. Nicoletti
Executive Vice President
Chief Financial Officer